Exhibit 99.1

Contacts: Stacey Sullivan, Media Relations	Tony Laday, Investor Relations
(800) 775-7290	(972) 770-8890

BRINKER INTERNATIONAL REPORTS INCREASE IN YEAR OVER YEAR EPS

DALLAS (April 23, 2013) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal third quarter ended March 27, 2013.

Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 20.0 percent to $0.72 compared to $0.60 for the third quarter of fiscal 2012 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased 26.8 percent to $0.71 compared to $0.56 for the third quarter of fiscal 2012

•	Restaurant operating margin[1] improved approximately 70 basis points to 17.9 percent from 17.2 percent

•	Brinker’s operating income, excluding special items, improved 110 basis points from 9.8 percent to 10.9 percent primarily due to general and administrative savings in addition to the restaurant operating margin improvement mentioned above

•	Chili’s comparable restaurant sales decreased 1.1 percent for the quarter consisting of a 0.4 percent and 4.3 percent decrease in January and February, respectively, offset by a 1.3 percent increase in March

•	Maggiano’s comparable restaurant sales increased 0.4 percent, representing the 13th consecutive quarterly increase

•	Franchise comparable restaurant sales increased 1.3 percent driven by a 5.1 percent increase in international franchise comparable restaurant sales

•	The company repurchased approximately 1.8 million shares of its common stock for $60.4 million in the third quarter

•	The company paid a dividend of 20 cents per share in the third quarter, an increase of 25 percent over the prior year third quarter

•	For the first nine months of fiscal 2013, cash flows provided by operating activities were $222.6 million and capital expenditures totaled $98.7 million

“Brinker delivered a 20 percent increase in EPS for the quarter, despite a tough industry sales environment,” said Wyman Roberts, President and Chief Executive Officer. “We’ve remained steadfast in executing our initiatives and are realizing the benefits of our strengthened business model. As such, we are confident we will meet our 2010 promise of doubling EPS as early as next fiscal year.”

1	Effective for the fiscal first quarter ended Sept. 26, 2012, revenues are reported in two separate captions—Company sales and Franchise and other revenues. Restaurant operating margin is now defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses.

Table 1: Monthly and Q3 comparable restaurant sales

Q3 13 and Q3 12, company-owned, reported brands and franchise; percentage

	Jan	Feb	March	Q3 13	Q3 12
Brinker International	(0.1)	(4.2)	1.5	(0.9)	4.5
Chili’s Company-Owned
Comparable Restaurant Sales	(0.4)	(4.3)	1.3	(1.1)	4.6
Pricing Impact	1.9	1.3	1.3	1.5	1.9
Mix-Shift	0.5	0.2	1.3	0.6	0.9
Traffic	(2.8)	(5.8)	(1.3)	(3.2)	1.8
Maggiano’s
Comparable Restaurant Sales	1.7	(3.4)	2.5	0.4	3.9
Pricing Impact	2.5	1.1	0.7	1.6	2.2
Mix-Shift	0.0	(1.1)	0.5	(0.2)	0.2
Traffic	(0.8)	(3.4)	1.3	(1.0)	1.5
Franchise[1]				1.3	3.5
Domestic Comparable Restaurant Sales				(0.3)	3.8
International Comparable Restaurant Sales				5.1	2.6
System-wide[2]				(0.2)	4.2

[1]

Revenues generated by franchisees are not included in revenues on the consolidated statements of income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchisee comparable restaurants revenues provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

[2]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S third quarter company sales of $632.6 million represent a 0.7 percent decrease from $637.0 million in the prior year period driven by traffic declines. As compared to the prior year, Chili’s operating margin improved due to lower cost of sales. Cost of sales as a percentage of company sales was favorably impacted by mix changes related to shrimp, ribs and fajita meat coupled with increased menu pricing, partially offset by unfavorable commodity pricing primarily related to beef, pork and chicken wings. Restaurant labor was positively impacted by improved labor productivity from the installation of new kitchen equipment and lower manager bonuses, partially offset by increased health insurance claims and sales deleverage.

MAGGIANO’S third quarter company sales of $92.1 million increased 0.2 percent primarily driven by menu pricing. As compared to the prior year, Maggiano’s operating margin improved primarily due to lower cost of sales. Cost of sales was favorably impacted by decreased commodity usage from efforts to reduce waste, menu item changes, favorable commodity pricing on seafood as well as increased menu pricing. Restaurant operating margin was negatively impacted by higher workers’ compensation insurance expenses and increased health insurance claims, partially offset by lower repair and maintenance expense and utilities expense.

FRANCHISE AND OTHER revenues totaled $18.1 million for the quarter, an increase of 38.2 percent compared to $13.1 million in the prior year. The increase was driven primarily by a $5.2 million reduction in revenues in the prior year resulting from a change in the estimate of gift card breakage. International franchise comparable restaurant sales increased 5.1 percent while domestic franchise comparable restaurant sales decreased 0.3 percent. Brinker franchisees generated approximately $424 million in sales1 for the third quarter of fiscal 2013.

[1]	Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.

Other

Depreciation and amortization expense increased $2.3 million for the quarter primarily due to investments in existing restaurants and asset replacements, partially offset by an increase in fully depreciated assets.

General and administrative expense decreased $6.0 million primarily due to lower performance-based compensation.

Interest expense increased $0.6 million for the quarter as a result of higher borrowing balances.

Excluding the impact of special items, the effective income tax rate remained flat at 28.9 percent in the current quarter compared to the same quarter last year as the tax impact of increased earnings in the current quarter was offset by a credit related to the prior year. On a GAAP basis, the effective income tax rate increased to 28.7 percent in the current quarter as compared to 28.2 percent in the same quarter last year due to increased earnings in the current quarter and the tax benefit resulting from higher net charges related to special items in the prior year, partially offset by a credit related to the prior year.

Non-GAAP Reconciliation

Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results.

Table 2: Reconciliation of net income excluding special items

Q3 13 and Q3 12; $ millions and $ per diluted share after-tax

	Q3 13	EPS Q3 13	Q3 12	EPS Q3 12
Net Income	52.0	0.71	44.9	0.56
Other (Gains) and Charges[1]	0.9	0.01	(0.1)	0.00
Adjustment for Gift Card Breakage[2]	—	—	3.3	0.04

Net Income excluding Special Items	52.9	0.72	48.1	0.60

1	Pre-tax Other gains and charges was a $1.6 million charge and a $0.1 million gain in the third quarter of fiscal 2013 and 2012, respectively.
2	The Company recognized a pre-tax $5.2 million reduction to revenue in the third quarter of fiscal 2012 resulting from a change in the estimate of gift card breakage.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (April 23). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day May 21, 2013.

Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for third quarter fiscal 2013 filing on or before May 6, 2013; and

•	Fourth quarter earnings release, before market opens, Aug. 2, 2013.

About Brinker

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, Brinker currently owns, operates, or franchises 1,588 restaurants under the names Chili’s® Grill & Bar (1,544 restaurants) and Maggiano’s Little Italy® (44 restaurants).

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 27, 2013	March 28, 2012	March 27, 2013	March 28, 2012
Revenues:
Company sales	$724,693	$728,868	$2,057,490	$2,038,333
Franchise and other revenues (a)	18,066	13,177	58,540	54,018

Total revenues	742,759	742,045	2,116,030	2,092,351

Operating Costs and Expenses:
Company restaurants
Cost of sales	198,316	205,155	567,602	571,962
Restaurant labor	231,822	233,806	667,865	664,068
Restaurant expenses	164,537	164,230	489,781	489,872

Company restaurant expenses	594,675	603,191	1,725,248	1,725,902
Depreciation and amortization	33,222	30,929	98,830	93,265
General and administrative	33,986	40,006	102,289	104,040
Other gains and charges (b)	1,550	(104)	2,227	5,614

Total operating costs and expenses	663,433	674,022	1,928,594	1,928,821

Operating income	79,326	68,023	187,436	163,530
Interest expense	7,085	6,530	21,040	20,087
Other, net	(573)	(1,072)	(2,096)	(3,018)

Income before provision for income taxes	72,814	62,565	168,492	146,461
Provision for income taxes	20,863	17,632	51,500	42,233

Net income	$51,951	$44,933	$116,992	$104,228

Basic net income per share	$0.73	$0.58	$1.61	$1.31

Diluted net income per share	$0.71	$0.56	$1.56	$1.28

Basic weighted average shares outstanding	71,067	77,582	72,511	79,722

Diluted weighted average shares outstanding	73,341	79,735	74,873	81,658

(a)	Franchise and other revenues includes royalties, development fees and franchise fees, banquet service charge income, and gift card activity (breakage and discounts).
(b)	Other gains and charges includes:

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	March 27, 2013	March 28, 2012	March 27, 2013	March 28, 2012
Restaurant impairment charges	$—	$—	$661	$1,098
Restaurant closure charges	305	1,032	2,887	4,154
Severance and other benefits	1,269	—	1,269	100
Gain on sale of assets, net	(81)	(25)	(2,430)	(1,365)
Other	57	(1,111)	(160)	1,627

	$1,550	$(104)	$2,227	$5,614

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 27, 2013	June 27, 2012
	(Unaudited)
ASSETS
Current assets	$214,897	$194,846
Net property and equipment (a)	1,029,921	1,043,564
Total other assets	201,044	197,662

Total assets	$1,445,862	$1,436,072

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,528	$27,334
Current liabilities	363,107	374,415
Long-term debt, less current installments	677,309	587,890
Other liabilities	132,709	136,560
Total shareholders’ equity	245,209	309,873

Total liabilities and shareholders’ equity	$1,445,862	$1,436,072

(a)	At March 27, 2013, the company owned the land and buildings for 189 of the 865 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.4 million and $119.2 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Thirty-Nine Week Periods Ended
	March 27, 2013	March 28, 2012
Cash Flows From Operating Activities:
Net income	$116,992	$104,228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	98,830	93,265
Restructure charges and other impairments	3,792	5,042
Stock-based compensation	12,909	10,393
Net loss on disposal of assets	1,115	1,541
Changes in assets and liabilities	(11,002)	19,341

Net cash provided by operating activities	222,636	233,810

Cash Flows from Investing Activities:
Payments for property and equipment	(98,690)	(85,177)
Proceeds from sale of assets	6,535	4,344
Investment in equity method investees	—	(1,083)

Net cash used in investing activities	(92,155)	(81,916)

Cash Flows from Financing Activities:
Purchases of treasury stock	(191,799)	(208,347)
Borrowings on revolving credit facility	110,000	—
Payments of dividends	(42,161)	(37,850)
Proceeds from issuances of treasury stock	32,042	27,946
Payments on long-term debt	(19,785)	(12,187)
Excess tax benefits from stock-based compensation	7,811	924
Proceeds from issuance of long-term debt	—	70,000
Payments for deferred financing costs	—	(1,620)

Net cash used in financing activities	(103,892)	(161,134)

Net change in cash and cash equivalents	26,589	(9,240)
Cash and cash equivalents at beginning of period	59,103	81,988

Cash and cash equivalents at end of period	$85,692	$72,748

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	Third Quarter Net Openings/(Closings) Fiscal 2013	Total Restaurants March 27, 2013	Projected Openings Fiscal 2013
Company-Owned Restaurants:
Chili’s	(2)	821	—
Maggiano’s	—	44	—

	(2)	865	—

Franchise Restaurants:
Chili’s	(5)	447	2
International (a)	2	276	30-35

	(3)	723	32-37

Total Restaurants:
Chili’s	(7)	1,268	2
Maggiano’s	—	44	—
International (a)	2	276	30-35

	(5)	1,588	32-37

(a)	At March 27, 2013, there were 276 Chili’s international franchise restaurants.

FOR ADDITIONAL INFORMATION, CONTACT:

TONY LADAY

INVESTOR RELATIONS

(972) 770-8890

6820 LBJ FREEWAY

DALLAS, TEXAS 75240